EXHIBIT 1












                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                 March 31, 1996
















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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                                                 INDEX


             FINANCIAL STATEMENTS:

             Condensed Consolidated Balance Sheets                    1
             Condensed Consolidated Statements of Income              2
             Condensed Consolidated Statements of Cash Flows          3
             Notes to Condensed Consolidated Financial Statements     4



The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining where its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.










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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               MARCH 31,       December 31,
                            ASSETS                              1996           1995
                                                                ----           ----
Bonds at market value (amortized
 cost of $1,045,913 and $1,006,084)                          $1,044,779           $1,036,382
Cash equivalents                                                 74,315               49,845
                                                          -------------         ------------

     Total investments                                        1,119,094            1,086,227
Cash                                                              1,876                  555
Deferred acquisition costs                                      131,404              132,951
Prepaid reinsurance premiums                                    139,014              133,548
Reinsurance recoverable on unpaid losses                         62,126               61,532
Receivable for securities sold                                    2,298                2,326
Other assets                                                     76,418               59,499
                                                          -------------         ------------

          TOTAL ASSETS                                       $1,532,230           $1,476,638
                                                             ==========           ==========


             LIABILITIES AND SHAREHOLDER'S EQUITY

Unearned premiums                                           $   479,240          $   463,897
Losses and loss adjustment expenses                             114,024              111,759
Deferred federal income taxes                                    31,879               43,205
Ceded reinsurance balances payable                               13,575               13,664
Payable for securities purchased                                 70,021                9,516
Accrued expenses and other liabilities                           44,314               44,611
                                                          -------------        -------------

          TOTAL LIABILITIES                                     753,053              686,652
                                                           ------------         ------------

Common stock (1,000 shares authorized; 750 shares
   issued and outstanding; par value of $20,000 per share)       15,000               15,000
Additional paid-in capital                                      681,470              681,470
Unrealized gain (loss) on investments (net of deferred
   income tax provision (benefit) of ($397) and $10,604)           (737)              19,694
Accumulated earnings                                             83,444               73,822
                                                          -------------        -------------

          TOTAL SHAREHOLDER'S EQUITY                            779,177              789,986
                                                           ------------         ------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                   $1,532,230           $1,476,638
                                                             ==========           ==========









            See notes to condensed consolidated financial statements.



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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                  THREE MONTHS ENDED MARCH 31,


                                                         1996          1995
                                                         ----          ----

REVENUES:
   Net premiums written (net of premiums ceded of
      $18,441 and $7,236)                                $34,139       $19,557
   Increase in unearned premiums                         (11,405)       (4,342)
                                                        --------     ---------
   Premiums earned (net of premiums ceded of
      $12,979 and $7,893)                                 22,734        15,215
   Net investment income                                  15,224        11,918
   Net realized gains (losses)                             1,534        (4,801)
   Other income                                                1           177
                                                    ------------    ----------

                    TOTAL REVENUES                        39,493        22,509
                                                        --------      --------

EXPENSES:
   Losses and loss adjustment expenses (net of
      reinsurance recoveries of $560 and $999)             1,625         1,700
   Policy acquisition costs                                7,655         3,601
   Other operating expenses                                3,660         2,922
                                                       ---------     ---------

                    TOTAL EXPENSES                        12,940         8,223
                                                        --------     ---------

INCOME BEFORE INCOME TAXES                                26,553        14,286

Provision for income taxes                                 6,931         3,611
                                                       ---------     ---------

          NET INCOME                                     $19,622       $10,675
                                                         =======       =======












            See notes to condensed consolidated financial statements.


                                                       2


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                  THREE MONTHS ENDED MARCH 31,


                                                      1996              1995
                                                      ----


Cash flows from operating activities:
   Premiums received, net                           $  35,371         $  15,755
   Policy acquisition and other operating expenses
     paid, net                                        (33,104)          (13,084)
   Recoverable advances paid                           (8,100)           (4,159)
   Loss and LAE recovered (paid), net                     105              (291)
   Net investment income received                      16,613            11,937
   Federal income taxes paid                           (1,799)
   Interest paid                                         (339)             (407)
   Other, net                                           5,044            (2,054)
                                                   ----------       -----------
          Net cash provided by operating activities    13,791             7,697
                                                   ----------       -----------

Cash flows from investing activities:
   Proceeds from sales of bonds                       179,715           145,776
   Purchases of bonds                                (157,486)          (31,720)
   Purchases of property and equipment                   (540)             (330)
   Net decrease in short-term securities              (24,159)         (119,805)
                                                   ----------         ---------
          Net cash used for investing activities       (2,470)           (6,079)
                                                   ----------       -----------

Cash flows from financing activities:
   Dividends paid                                     (10,000)           (4,000)
                                                   ----------       -----------
          Net cash used for financing activities      (10,000)           (4,000)
                                                   ----------       -----------

Net increase (decrease) in cash                         1,321            (2,382)

Cash at beginning of period                               555             2,663
                                                   ----------       -----------

Cash at end of period                              $    1,876       $       281
                                                   ==========       ===========





            See notes to condensed consolidated financial statements.


                                                       3


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


1.   ORGANIZATION AND OWNERSHIP

     Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed financings and municipal obligations.


2.   BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at March 31, 1996 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1995 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the periods ended March 31, 1996 and 1995 are not necessarily indicative of the operating results for the full year.

     Certain amounts in the 1995 financial statements have been reclassed to conform to the 1996 presentation.

     In the first quarter of 1996, the Company has recharacterized its cash equivalents as short term investments. The amount of cash equivalents recharacterized were $22.3 million and $35.3 million, as of March 31, 1996 and December 31, 1995, respectively.


3.   SUBSEQUENT EVENT

     FSA on April 30, 1996, entered into an agreement with a AAA/Aaa rated international bank for a $125.0 million credit facility which expires on January 31, 2003. This facility is a seven-year stand-by irrevocable limited recourse line-of-credit which will provide liquidity to FSA in the event claims from municipal obligations exceed specified limits. Repayment of any amounts drawn under the line will be limited primarily to the amount of recoveries of losses related to policy obligations.


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